
As filed with the Securities and Exchange Commission on December 3, 2001        Registration No. 333-________
-------------------------------------------------------------------------------------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                    --------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------
                            Union Bankshares Company
               (Exact Name of Registrant as Specified in Charter)
                                   -----------
                 Maine                               01-0404322
       (State of Incorporation)            (IRS Employer Identification No.)

                          P.O. Box 479, 66 Main Street
                             Ellsworth, Maine 04605
                                 (207) 667-2504
          (Address and Telephone Number of Principal Executive Offices)
                                     -------
                          Sally J. Hutchins, Treasurer
                            Union Bankshares Company
                             Ellsworth, Maine 04605
                                 (207) 667-2504
            (Name, Address and Telephone Number of Agent for Service)
                                  -------------
                                   Copies To:
                            Richard A. Schaberg, Esq.
                             Thacher Proffitt & Wood
                          1700 Pennsylvania Avenue, NW
                              Washington, Dc 20006
                                 (202) 347-8400
                                    ---------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------- ----------------------- ----------------------- ----------------------- -------------------

                                                      Proposed Maximum        Proposed Maximum
  Title of Shares to be         Amount to be        Aggregate Price Per      Aggregate Offering        Amount of
       Registered                Registered               Share *                  Price            Registration Fee
-------------------------- ----------------------- ----------------------- ----------------------- -------------------

Common Stock, par value
    $12.50 per share               75,000                  $60.00                $4,500,00               $1,125
-------------------------- ----------------------- ----------------------- ----------------------- -------------------

* Registration fee computed in accordance with Rule 457(c) based upon the last bid price of the common stock on November 2, 2001.

================================================================================



                            UNION BANKSHARES COMPANY



                              DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN

                                  COMMON STOCK
                          (PAR VALUE $12.50 PER SHARE)






                                     ------
                                   PROSPECTUS
                                     -------



















================================================================================

--------------------------------------------------------------------------------
PROSPECTUS


                            UNION BANKSHARES COMPANY

                           DIVIDEND REINVESTMENT PLAN
                                  COMMON STOCK
                          (PAR VALUE $12.50 PER SHARE)
                                  -------------
         Union Bankshares Company is offering through its Dividend Reinvestment Plan to all holders of record of its common stock the opportunity to reinvest automatically all or part of their cash dividends in shares of common stock and to make optional cash payments to purchase additional shares of common stock. The text of the Plan is set forth in this prospectus.

         The price to be paid for shares of common stock purchased under the Plan will be a market price average, determined as provided in the Plan. Shares issued under the Plan will be either newly issued shares, treasury shares or shares purchased for Plan participants in the open market.

         This prospectus relates to 75,000 shares of common stock of Union Bankshares registered for purchase under the Plan. Our common stock is traded on the Pink Sheets under the symbol "UNBH." This prospectus is being provided to present and prospective participants in the Plan. Please retain this prospectus for future reference.
                                -----------------
              NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------

         THE SHARES OF UNION BANKSHARES COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                 ---------------

         THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING LOSS OF PRINCIPAL.

                PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 3.





           The date of this prospectus is December 3, 2001.


--------------------------------------------------------------------------------

                       STATEMENT OF AVAILABLE INFORMATION

         Our principal executive offices are located at P.O. Box 479, 66 Main Street, Ellsworth, Maine 04605, and our telephone number is (207) 667-2504. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

         We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Plan. This prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC are incorporated in this Prospectus by reference:

     (a) Union Bankshares' Annual Report on Form l0-K for the fiscal year ended December 31, 2000;

     (b) Union Bankshares' Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001; and

     (c) All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of common stock pursuant to the Plan covered by this prospectus.

         Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained, herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THE PROSPECTUS OR DELIVERED WITH THE PROSPECTUS. ANY OR ALL OF SUCH DOCUMENTS RELATING TO THE COMPANY, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST MADE TO UNION BANKSHARES COMPANY, P.O. BOX 479, 66 MAIN STREET, ELLSWORTH, MAINE 04605 (TELEPHONE (207) 667-2504), ATTENTION: TREASURER.

                           FORWARD LOOKING STATEMENTS

         This Registration Statement contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates. these factors include, but are not limited to:


o    general and local economic conditions;

o changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

o    changes in accounting principals, policies, or guidelines;

o    changes in legislation or regulation; and

o other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

         Any or all of our forward-looking statements in this Registration Statement and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed.

                               PROSPECTUS SUMMARY

         Union Bankshares is a bank holding company headquartered in Ellsworth, Maine. Our wholly-owned subsidiary, Union Trust Company, is a Maine trust company ("Union Trust") with fifteen offices located along Maine's coast, stretching from Waldoboro to Machias. Our assets totaled $357.5 million at September 30, 2001, including $210.2 million in net loans and $95.5 million in investment securities. Deposits aggregated $268.4 million at September 30, 2001. Our net income totaled $814,000 and $2.1 million for the three and nine month periods ended September 30, 2001, respectively. The market price for our common stock during the year ended December 31, 2000 ranged from a high of $107.00 per share to a low of $85.00 per share. On November 2, 2001, the last reported sale price for our common stock on the Pink Sheets was $60.00.

         We have established the Plan, which is set forth in its entirety in this prospectus, in order to provide interested stockholders with a convenient, less expensive means of reinvesting all or part of their cash dividends (which totaled $1.55 per share for the nine-month period ended September 30, 2001) in our common stock.

                                  RISK FACTORS

INTEREST RATE VOLATILITY MAY REDUCE OUR PROFITABILITY.

         Our profitability depends to a large extent upon the net interest income of the Union Trust, our wholly-owned subsidiary. Net interest income is the difference between Union Trust's interest income on interest earning assets, such as loans and investments, and its interest expense in interest bearing liabilities, such as deposits and borrowed funds.

         Union Trust's net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce Union Trust's net interest income as the difference between interest income and interest expense decreases. As a result, Union Trust has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources.

         However, we cannot assure you that a decrease in interest rates will not negatively impact Union Trust's results from operations or financial position. Since market interest rates may change by differing magnitudes and at different times, significant changes in interest rates over an extended period of time could reduce overall net interest income. An increase in interest rates could also have a negative impact on Union Trust's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Union Trust's allowance for loan losses.

UNION TRUST'S ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES.

         Union Trust makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for potential losses based on a number of factors. If Union Trust's assumptions are wrong, its allowance for loan losses may not be sufficient to cover the losses it actually experiences, which would have an adverse effect on Union Trust's operating results, and may also cause Union Trust to increase the allowance in the future. Further, Union

Trust's net income would decrease if it had to add additional amounts to its allowance for loan losses.

UNION TRUST'S LOANS ARE CONCENTRATED IN CERTAIN AREAS OF MAINE AND ADVERSE CONDITIONS IN THOSE MARKETS COULD ADVERSELY AFFECT OPERATIONS.

         Union Trust is exposed to real estate and economic factors in the mid-coast area of Maine because virtually all of Union Trust's loan portfolio is concentrated among borrowers in this market. Further, because a substantial portion of Union Trust's loan portfolio is secured by real estate in this area, the value of the associated collateral is also subject to regional real estate market conditions. Adverse economic, political or business developments or national hazards may affect this area and the ability of property owners in this area to make payments of principal and interest on the underlying mortgages. If this region experiences adverse economic, political or business conditions, Union Trust would likely experience higher rates of loss and delinquency on its mortgage loans than if its loans were more geographically diverse.

UNION TRUST EXPERIENCES STRONG COMPETITION WITHIN ITS MARKETS WHICH MAY IMPACT PROFITABILITY.

         Competition in the bank and financial services industry is strong. In its market areas, Union Trust competes for loans and deposits with local independent banks, thrift institutions, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally as well as nationally. Many of these competitors have substantially greater resources and lending limits than those of Union Trust and may offer services that Union Trust does not or cannot provide. Union Trust's long-term success depends on its ability to compete successfully with other financial institutions in its service areas. Because Union Trust maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes, Union Trust may be limited in its ability to attract customers. If Union Trust is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted.

UNION TRUST'S COST OF FUNDS FOR BANKING OPERATIONS MAY INCREASE AS A RESULT OF GENERAL ECONOMIC CONDITIONS, INTEREST RATES AND COMPETITIVE PRESSURES.

         Union Trust has traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a lower-cost source of funds than borrowings, because interest rates paid for deposits, in the aggregate, are typically less than interest rates charged for borrowings. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the level of deposits at Union Trust decreases relative to Union Trust's overall operations, Union Trust may have to rely more heavily on borrowings as a source of funds in the future.

OUR COMMON STOCK IS NOT WIDELY TRADED.

         Although our common stock is traded on the Pink Sheets, trading activity in the stock historically has been sporadic at times and trading volumes have not been high. Also, the spread between bid and asked prices with respect to our common stock can be relatively substantial. Purchasers of the common stock under the Plan should be prepared for limited opportunities to liquidate their investment in Union Bankshares should they decide to do so.

OUR BYLAWS DISCOURAGE ACQUISITION PROPOSALS DIRECTED AT UNION BANKSHARES.

         Our Bylaws contain provisions requiring super-majority shareholder approvals of many transactions that could provide shareholders an opportunity to realize on their investments in Union Bankshares. These provisions, which are summarized under the caption "Description of Common Stock," could have the effect of discouraging prospective acquirers from initiating or pursuing proposals to acquire us or Union Trust, and could make more difficult or prevent the consummation of such a transaction.

                                  PLAN SUMMARY

         The Dividend Reinvestment and Stock Purchase Plan (the "Plan") provides shareholders that hold at least 25 shares in registered form on the books of Union Bankshares with a simple and convenient method of:

     o Reinvesting automatically all or part of their cash dividends paid on shares of common stock of Union Bankshares;

     o    Making   additional   purchases   of  common  stock  by  sending  cash
          contributions once a quarter to the Plan Administrator;

     o    Selling shares held by the Plan for the participant;

     o    Withdrawing shares held by the Plan for the participant; and,

     o    Safekeeping certificates.

         Dividends are fully invested, purchasing shares to four decimal places. We pay all brokerage commissions relating to the reinvestment of dividends and the purchase of shares with additional cash contributions. We also pay administrative costs of the Plan relating to the investment of dividends.

         The Plan is administered by Registrar and Transfer Company (the "Plan Administrator") under the Terms and Conditions noted below. Participants should read this brochure carefully and retain it for future reference. All purchases and sales will be conducted through a registered broker-dealer that does not have an affiliation with Union Bankshares or the Plan Administrator.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                              TERMS AND CONDITIONS

         The following prospectus sets forth, in a question and answer format, the Terms and Conditions under which the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of Union Bankshares Company (the "Company") will be administered. The Plan provides an economical means of purchasing additional shares of common stock of the Company ("Common Stock") and growing your share ownership through the reinvestment of dividends. It also provides a convenient method of safekeeping and selling shares.

PURPOSE

1.       WHAT IS THE PURPOSE OF THE PLAN?

         The purpose of the Plan is to provide eligible record owners of Common Stock of the Company with a simple and convenient means of reinvesting cash dividends and making additional cash purchases of common stock on a quarterly basis.

ADVANTAGES

2.       WHAT ARE THE ADVANTAGES OF THE PLAN?

The Plan provides participants with the ability to:

o Reinvest automatically all or part of their cash dividends in additional shares of Common Stock. The Company pays service fees for the reinvestment of dividends. Currently, the Company absorbs any brokerage fees incurred in connection with purchases of Common Stock through the Plan.

o Make quarterly cash purchases of additional shares of Common Stock of the Company. The minimum purchase amount is $100. The maximum purchase amount is $2,500 per quarter. The Company will absorb any brokerage fees incurred.

o Invest the full amount of cash dividends and optional cash payments, since purchases of shares made through the Plan are calculated to four decimal places. The Company will pay the fees associated with the optional cash payments.

o Deposit certificates, held outside the Plan, into their Plan accounts, avoiding cumbersome safekeeping requirements and the risk of losing their certificates. There is a $5 fee for each deposit into safekeeping.

o Sell shares through the Plan by directing the Plan Administrator to sell shares held in the Plan by the Participants. Participants will be charged a $10 fee for each sale and will pay a pro rata portion of any brokerage commissions incurred.

o Withdraw shares from the Plan by way of notice to the Plan Administrator. Participants will be charged a $10 fee for each withdrawal request.

o Avoid the inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

ADMINISTRATION

3.       WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

         Registrar and Transfer Company (the "Plan Administrator"), a corporation independent of and not affiliated with, the Company administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of the Plan Administrator or its nominee as agent for participants in the Plan.

         All inquiries and communications regarding the Plan should include your account number and should be directed to the Plan Administrator at:

                    Registrar and Transfer Company
                    Attention: Dividend Reinvestment Department
                    10 Commerce Drive
                    Cranford, NJ 07016
                    Phone: 1-800-368-5948

         The Plan Administrator or the Company may terminate or suspend the Plan at any time by written notice to participants. The Plan Administrator may amend the Terms and Conditions of the Plan, with the concurrence of the Company, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of the amendment (see Question 33). See Question 31 for additional information regarding the responsibilities of the Plan Administrator.

PARTICIPATION

4.       WHO IS ELIGIBLE TO PARTICIPATE?

         Record owners of Common Stock holding 25 or more shares registered in their name are eligible to enroll in the Plan.

         Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the Plan must become owners of record of at least 25 shares. Beneficial owners must have at least 25 shares transferred into their names in order to participate. Only shares held in the name of the beneficial owner may participate in the Plan.

5.       HOW DOES A SHAREHOLDER BECOME A PARTICIPANT?

         An eligible shareholder may join the Plan by completing an Enrollment Form and returning it to the Plan Administrator at the address provided in Question 3. Enrollment Forms may be obtained at any time by contacting the Company or the Plan Administrator. You are not required to send in your common stock certificates to participate in the Plan; however, you may deposit your certificates in the Plan for safekeeping (see Question 7).

6.       IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

         Yes. If you desire that the dividends on only some of your shares held of record be reinvested under the Plan, you may indicate such percentage of shares on the Enrollment Card. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares. If, however, the Company effects a stock split or declares a stock dividend, all shares issuable as a result thereof will be deposited into your account and subject to reinvestment under the Plan.

7.       WHAT OPTIONS ARE AVAILABLE TO THE PARTICIPANT?

REINVESTMENT OF DIVIDENDS AND PURCHASE OF SHARES
------------------------------------------------

         By marking the appropriate space on the Enrollment Form, an eligible shareholder may choose to reinvest automatically cash dividends on all or part of shares of Common Stock of which the participant is the owner of record. The participant may also elect to make optional cash payments in amounts ranging from a $100 minimum to a $2,500 maximum per quarter per participant. Dividends and cash received for the purchase of Common Stock of the Company may be commingled for purposes of purchasing shares.

         A shareholder may participate in the Plan with respect to less than all of the shares of Common Stock registered in the shareholder's name. If the shareholder has shares of Common Stock registered in more than one name, then such shareholder may elect to have the cash dividends on shares registered in one name reinvested under the Plan, but decline to have the cash dividends on shares registered in the other name reinvested under the Plan.

DEPOSIT OF SHARES AND SHARES HELD BY PLAN ADMINISTRATOR FOR PARTICIPANTS
------------------------------------------------------------------------

         The Plan Administrator for participants in the Plan will hold all shares of Common Stock purchased through the Plan, whether with reinvested dividends or optional cash payments. Dividends on these shares will be reinvested automatically.

         The Plan allows participants to deposit shares of Common Stock registered in their name with the Plan Administrator to be administered under the Plan. There is a fee of $5 charged for each deposit of certificate(s). More than one certificate can be deposited for the same $5. The participant must send a check for $5 with the certificate(s) to be deposited.

SELLING AND WITHDRAWAL OF SHARES BY PLAN PARTICIPANTS
-----------------------------------------------------

         Participants can sell some or all of the shares held by the Plan for the benefit of the participant. There is a $l0 fee charged for each sale. In addition, the participant will pay brokerage commissions, if any. If all of the shares held in the Plan for a participant are sold, then Plan participation will be terminated.

         In addition, by notifying the Plan Administrator in writing, the Participants can withdraw a portion or all of the shares of Common Stock held in the Plan. There is a $10 fee charged for each withdrawal. If all of the shares held in the Plan for a participant are withdrawn, then Plan participation will be terminated.

8.       WHEN DO YOUR INVESTMENTS BEGIN THROUGH THE PLAN?

         If the Plan Administrator receives an Enrollment Form specifying reinvestment of cash dividends at least five business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment. If the Enrollment Form is received after that date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment following the next record date.

         Optional cash payments will be invested as specified in Question 10.

9.       MAY YOU CHANGE YOUR METHOD OF PARTICIPATION AFTER ENROLLMENT?

         A record shareholder may terminate their Plan participation at any time by sending a notification of termination to the Plan Administrator at the address noted in Question 3. If you elect to participate through the reinvestment of cash dividends on shares registered in your name and later decide to participate through the optional cash payment feature, cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

OPTIONAL CASH PAYMENTS

10.      WHEN AND HOW CAN OPTIONAL CASH PAYMENTS BE MADE?

         Optional cash payments will be invested once quarterly. Optional cash payments of at least $100 and not more than $2,500 should be received from a participant at least five business days and not more than 30 days prior to an investment date (See Question 13). The payments will be applied to the purchase of shares for the account of the participant on that investment date. Cash received for investment may be commingled by the Plan Administrator with dividends and other participants' cash for the purposes of making one or more purchases of stock. Participants cannot specify the price or timing nor make any other limitations on the purchase of shares other than those specified under these Terms and Conditions.

         NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT. TO AVOID UNNECESSARY ACCUMULATIONS, SUCH PAYMENT SHOULD BE SENT SO THAT THE PLAN ADMINISTRATOR WILL RECEIVE THEM NO MORE THAN 30 DAYS BEFORE THE INVESTMENT DATE. CASH RECEIVED EARLIER THAN THAT DATE WILL BE RETURNED BY THE PLAN ADMINISTRATOR. YOU MAY OBTAIN THE RETURN OF ANY OPTIONAL CASH PAYMENT BY WRITTEN REQUEST RECEIVED BY THE PLAN ADMINISTRATOR NOT LESS THAN TWO BUSINESS DAYS BEFORE IT IS TO BE INVESTED. THE INVESTMENT DATE IS DEFINED IN QUESTION 13.

         An initial optional cash payment may be made when you join the Plan provided the Enrollment Form is received within the 30-day requirement detailed above. A personal check, official bank check, or money order should be made payable to Registrar and Transfer Company and returned along with the Enrollment Form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

11.      WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

         Optional cash payments may be made by personal check, official bank check, or money order. Any optional cash payment you wish to make must be neither less than a $100 minimum per check nor more than $2,500 per quarter. There is a maximum of $10,000 annually. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and cash payments need not be in the same amount of money each quarter.

PURCHASES
---------

12. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS, AND WHAT IS THE SOURCE OF SHARES PURCHASED THROUGH THE PLAN?

         The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments), divided by the purchase price per share (see Question 14).

         Shares purchased through the Plan will generally be purchased by the Plan Administrator as agent for participants under the Plan through an unaffiliated, registered broker-dealer in the open market. The Company cannot exercise any direct or indirect control over the prices or timing of purchases made by the Plan Administrator on the open market. The participant cannot specify the price, timing or number of shares to be purchased. Funds received from either cash dividends or payments may be commingled for purposes of purchasing shares for the Plan. The participant's price will be the weighted average price of all shares purchased for the Investment Date (see Question 13 below).

           Alternatively, the Company may elect to sell shares to the Plan Administrator pursuant to the Plan from the Company's authorized and unissued shares or treasury shares. In the event that the shares are not available in the open market, the Plan Administrator may purchase the shares from the Company.

13.      WHEN WILL SHARES OF COMMON STOCK BE PURCHASED THROUGH THE PLAN?

         Purchases under the Plan will be made during each calendar quarter on each "Investment Date" which will be the dividend payment date or as soon as practicable thereafter. Dividends, when declared, are generally paid quarterly. The corresponding record date is generally about two weeks prior to the dividend payment date.

         You will become the owner of the shares purchased for you through the Plan on the date the shares purchased are settled (credited to the account of the Plan Administrator at the registered broker-dealer for the benefit of Plan participants), or on the Investment Date, in the case of shares acquired directly from the Company.

         If, within thirty (30) days of the dividend payment date, the Plan Administrator cannot buy the shares due to an inadequate supply of shares, then the Plan Administrator will send a check for the amount of the dividend due and any cash contributed to the Plan participant.

14.     AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED THROUGH THE PLAN?

         The price at which the Agent will be deemed to have acquired shares for a participant's account under the Plan will be the average price of all shares purchased by the Plan Administrator on the open market as agent for all participants with the proceeds of reinvested cash dividends and any optional cash payments with respect to a particular Investment Date. Brokerage commissions or fees, if any, charged in connection with the purchase of shares will be absorbed by the Company.

         If the Company directs the purchase of newly issued or treasury shares of Common Stock under the Plan from the Company, the price of the shares acquired shall be equal to the average of the mean between the daily high and low bids of the shares of Common Stock listed on the Pink Sheets for the five trading days immediately preceding the Investment Date.

SALE OF PLAN SHARES

15.      HOW MAY YOU SELL YOUR SHARES OF COMMON STOCK?

         You can sell your shares of Common Stock held under the Plan in either of two ways. First, you may request one or more certificates for the number of your full shares and arrange for the sale of these shares through a broker-dealer of your choice. The Plan Administrator will send you a check for any fractional shares held in your account. The price for the fractional shares may be determined by the Plan Administrator by either: A) selling shares on the open market through an unaffiliated, registered broker-dealer; or, B) by using the current price of the Common Stock on any listing exchange or as quoted by a registered broker-dealer on the date your request is processed.

         Alternatively, you may request that the Plan Administrator sell for you some or all of your shares held by the Plan. The Plan Administrator will sell shares for you through a registered broker-dealer selected by the Plan Administrator in its sole discretion. All broker-dealers used by the Plan Administrator for these sales will be independent of, and not affiliated with, the Plan Administrator. If you request that the Plan Administrator arrange for the sale of your shares, you will be charged a fee of $10 plus brokerage commissions, if any, charged by the broker-dealer selected by the Plan Administrator. These amounts will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sale price of all shares sold, less your pro rata share of brokerage commissions and other costs of sale. If the proceeds of the sale are insufficient to cover the transaction fee, you will not receive a check, but you will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sales.

         If all shares held for you in the Plan are sold, your Plan participation will be terminated.

16.      WHEN WILL SHARES OF COMMON STOCK BE SOLD?

         If you request the sale of shares held by the Plan for you, the Plan Administrator will sell such shares as your agent as soon as practicable after receipt of your written request; however, if the Plan Administrator receives your written instruction less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for your account and the sale request will be processed as soon as practicable afterwards. Payment will be made by check and mailed to you as soon as practicable after completion of the sale.

         The Plan Administrator will use its best efforts to sell your shares on the open market within ten (10) business days after receipt of written instructions from you to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of the Plan Administrator to sell your shares or the price, timing, or terms on which a sale may be made. The Company and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if the Plan Administrator cannot sell such shares.

WITHDRAWAL OF SHARES IN PLAN ACCOUNTS
-------------------------------------

17.      HOW MAY A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?

         A Participant who has purchased Common Stock under the Plan may withdraw all or a portion of such shares from his Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. This notice should be mailed to the Plan Administrator at the address set forth in Question 3 above.

         A Participant who changes his place of residence must promptly notify the Plan Administrator of the change of address. If a Participant moves to a state where the shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities law, such Participant will be deemed to have withdrawn from the Plan as to all shares held by the Participant in the Plan.

         Certificates for whole shares of Common Stock withdrawn from the Plan will be registered in the name of, and issued to, the Participant. In no event will certificates representing fractional interests be issued. Any notice of withdrawal received within five business days of a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's Plan account.

18. WHAT HAPPENS TO ANY FRACTIONAL INTEREST WHEN A PARTICIPANT WITHDRAWS ALL SHARES FROM THE PLAN?

         Any fractional interest withdrawn will be liquidated and a cash payment made promptly from the proceeds thereof less brokerage commissions and transfer taxes, if any. The Plan Administrator will mail the net sales proceeds for any fractional interest together with certificates for whole shares directly to the withdrawing Participant.

DIVIDENDS

19. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR PLAN ACCOUNTS?

         The Plan Administrator will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participants' accounts on the basis of full shares and any fractional shares held. These dividends received will be reinvested automatically in additional shares of Common Stock as a dividend reinvestment. A participant who wishes to receive dividends in cash on shares purchased through the Plan must terminate their participation in the Plan, requesting certificates for the full shares held by the Plan in their account.

EXPENSES

20. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES THROUGH THE PLAN?

         The following are the fees charged by the Plan Administrator to participants and other expenses relating to the Plan:

o DIVIDEND REINVESTMENT: The Company absorbs all fees and brokerage commissions.

o    CASH INVESTMENT: The Company absorbs all fees and brokerage commissions.

o    CERTIFICATE DEPOSIT: A $5 fee per deposit of one or more certificates.

o SALE OF SHARES HELD IN THE PLAN: $10 per sale plus applicable brokerage commissions, if any.

o    WITHDRAWAL OF SHARES HELD IN THE PLAN: $10 PER WITHDRAWAL.

         All purchases and sales of Common Stock made in conjunction with the Plan will be conducted through routine open-market purchases or will be purchased directly from the company. The Plan Administrator, through an unaffiliated, registered broker-dealer, will direct open market purchases and sales.

REPORTS TO PARTICIPANTS

21.      WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

         As soon as practicable after each investment, you will receive a statement showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold. This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes. In addition, you will continue to receive materials sent to holders of Common Stock, including the Company's annual and quarterly reports to shareholders, notices of shareholders meetings, proxy statements, and information for income tax reporting.

DEPOSITING AND RECEIVING CERTIFICATES

22. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED THROUGH THE PLAN?

         Certificates of shares of Common Stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to the Plan Administrator or its nominees as your agent. The number of shares credited to your account will be shown on your account statement. This convenience protects against loss, theft, or destruction of stock certificates and reduces the costs to be borne by the Company. A certificate for any number of full shares credited to your Plan account will be issued upon receipt of a written request by the Plan Administrator. Certificates for fractional shares will not be issued under any circumstances.

         Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name and withdrawn from the Plan.

         Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

23. CAN A PARTICIPANT SEND HIS OR HER COMMON STOCK CERTIFICATES TO BE CREDITED TO HIS OR HER PLAN ACCOUNT FOR SAFEKEEPING?

         A participant can deposit any shares of Common Stock to be held for his or her Plan account by the Plan Administrator for safekeeping. A service fee of $5 is charged by the Plan Administrator for the deposit of one or more certificates. A check for $5 made payable to Registrar and Transfer Company must accompany the request. A participant desiring to deposit certificates into the Plan should mail them by certified or registered mail to the Plan Administrator with a letter requesting that they be so credited. Shareholders should insure the certificate for 2% of the current market value when mailing the certificates. This is the amount that is usually charged for surety protection should the certificate become lost in the mail.

TERMINATION OF PARTICIPATION

24.      HOW CAN PARTICIPATION IN THE PLAN BE TERMINATED?

         The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by written instructions to the Plan Administrator. When such notice is received, the Plan Administrator will issue certificates for full shares credited to your account under the Plan and a cash payment will be made to you for any fractional shares. If the Plan Administrator receives your notice of termination less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for your account. When your account is terminated, subsequent cash dividends on certificated shares will be paid to you.

TAX INFORMATION

25.      WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING
IN THE PLAN?

         Distributions by the Company to shareholders will generally be taxed as ordinary dividend income.

         Shares Acquired in the Open Market

         If open market purchases of shares of Common Stock are made for you through the Plan with reinvested cash dividends, you will be deemed to have received a taxable dividend in the amount of the cash dividend reinvested. Your cost basis for purposes of calculating capital gains upon the sale of the shares will equal the amount of the cash dividend.

         You will not realize any taxable income at the time of investment of optional cash payments in additional shares of Common Stock. The tax basis of shares purchased on the open market with an optional cash payment will be the amount of such payment.

         The holding period of shares of Common Stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day the open market trade is settled.

         Shares Acquired Directly from the Company

         In the case of reinvested dividends, when shares are acquired for your account directly from the Company, you will be considered to have received a dividend equal to the fair market value of the shares purchased (i.e., the number of shares purchased on your behalf multiplied by the fair market value per share on the Investment Date). The tax basis of such shares will also equal the fair market value of the shares on the Investment Date. The holding period of such shares will begin on the day following the Investment Date.

         In the case of shares acquired directly from the Company with optional cash payments, you generally will be considered to have received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the optional cash payment. The tax basis of such shares will equal the amount of such excess, if any, plus the amount of the optional payment. The holding period of such shares will begin on the day following the Investment Date.

         You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional shares (net of brokerage commissions and other costs of sale) and the tax basis thereof. Any fees and commissions absorbed by the Company may be taxable income. Generally, service fees paid by the Plan are not taxable to Plan participants. Each Participant must determine their own tax liability as a result of their participation in this Plan.

         Foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding will have the applicable taxes withheld prior to the reinvestment of the cash dividends. Other participants for whom federal income tax withholding on dividends is required will have these taxes withheld prior to the reinvestment of the dividend. Foreign shareholder participants are urged to consult their legal advisors with respect to any local exchange, control, tax, or other law or regulation that may affect their participation in the Plan. The Company and the Plan Administrator assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

         THE FOREGOING IS ONLY A BRIEF DISCUSSION OF THE COMPANY'S UNDERSTANDING OF SOME OF THE APPLICABLE FEDERAL INCOME TAX PROVISIONS RELATED TO THE PLAN. THE DISCUSSION IS GENERAL IN NATURE AND DOES NOT PURPORT TO COVER EVERY SITUATION. MOREOVER, IT DOES NOT INCLUDE A DISCUSSION OF STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. FOR SPECIFIC INFORMATION ON THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAW OR INTERPRETATION THEREOF, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR.

OTHER INFORMATION

26. WHAT HAPPENS IF A PARTICIPANT SELLS A PORTION OF THE SHARES OF COMMON STOCK REGISTERED IN THE PARTICIPANT'S NAME?

         If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of these shares, the cash dividends on the remaining shares will continue to be reinvested.

27. WHAT HAPPENS WHEN A PARTICIPANT SELLS OR TRANSFERS ALL OF THE SHARES REGISTERED IN HIS OR HER NAME OR STOPS ALL PURCHASES?

         If you dispose of all shares registered in your name with respect to which you participate in the Plan or stop purchases through optional cash payments, the cash dividends on the shares credited to your Plan account that remain in the Plan will continue to be reinvested. If you cease to be a record owner of any shares of Common Stock (other than by depositing shares into the Plan), the Plan Administrator, in its discretion, may request your instructions on the disposition of stock in your Plan account. If the Plan Administrator does not receive such instructions from you within 30 days, the Plan Administrator, in its discretion, may terminate your Plan account.

28. IF THE COMPANY HAS A RIGHTS OFFERING, HOW WILL RIGHTS ON THE PLAN SHARES BE HANDLED?

         No preemptive rights attach to the Common Stock of the Company. If the Company, nevertheless, makes available to holders of Common Stock rights or warrants to purchase additional shares of Common Stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of Common Stock entitled to such rights or warrants.

29.      WhAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR
DECLARES A STOCK SPLIT?

         Any stock dividend or split shares in the form of Common Stock distributed by the Company on shares of Common Stock held by you in certificated form or for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

         A stock dividend or split shares distribution in the form of Common Stock will increase automatically by that amount the number of shares held in your name on which cash dividends are being reinvested.

30.      HOW WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

         Shares held under the Plan will not be voted by the Plan Administrator. You will receive a proxy indicating the total number of shares of Common Stock registered in your name and shares of Common Stock credited to your Plan account.

         If your proxy is returned properly signed and marked for voting, all shares covered by the proxy, including those registered in your name and those held for you under the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions on the manner in which shares are to be voted with respect to any item thereon, all of your shares, including those registered in your name and those held for you under the Plan, will be voted in accordance with the recommendations of the management of the Company. If your proxy is not returned, or if it is returned not executed or improperly executed, your shares will be voted only if you vote in person.

31. WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE PLAN ADMINISTRATOR FOR THE PLAN?

         Neither the Company nor the Plan Administrator or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Nor will the Company or the Plan Administrator be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (i) failure to terminate a participant's account upon the participant's death prior to the receipt of notice in writing of the death; (ii) the prices and times at which shares of Common Stock are purchased or sold for the participant's account or the terms on which such purchases or sales are made or (iii) fluctuations in the market value of the Common Stock.

         NEITHER THE COMPANY NOR THE PLAN ADMINISTRATOR CAN ASSURE ANY PARTICIPANT OF A PROFIT OR PROTECT ANY PARTICIPANT AGAINST A LOSS INCURRED ON THE SHARES PURCHASED OR SOLD THROUGH THE PLAN. AN INVESTMENT IN THE COMMON STOCK, AS ARE ALL EQUITY INVESTMENTS, IS SUBJECT TO POTENTIAL SIGNIFICANT MARKET FLUCTUATIONS. THE COMPANY CAN NEITHER CONTROL PURCHASES BY THE PLAN ADMINISTRATOR UNDER THE PLAN NOR GUARANTEE THAT DIVIDENDS ON THE COMMON STOCK WILL NOT BE REDUCED OR ELIMINATED.

32.      WHO REGULATES AND INTERPRETS THE PLAN?

         The Company and the Plan Administrator reserve the right to interpret and regulate the Plan, as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of Maine.

33.      MAY THE PLAN BE CHANGED OR DISCONTINUED?

         While the Company hopes to continue a dividend reinvestment and stock purchase plan indefinitely, the Company and the Plan Administrator reserve the right to suspend the Plan at any time by written notice to the participants. The terms and conditions of the Plan may also be amended by the Plan Administrator, with the concurrence of the Company, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of such amendment. The Company may amend the Plan by mailing an appropriate notice to participants at least 30 days prior to the effective date of such amendment. Notwithstanding the foregoing, such amendments to the Plan as may be required from time to time due to changes in or new rules and regulations under the federal or state securities or other laws may be made by the Plan Administrator without prior to notice to each participant.

                           DESCRIPTION OF COMMON STOCK

         We have a single class of common stock and presently is authorized to issue up to 1,200,000 shares $12.50 par value, of which 577,495 shares were outstanding at the close of business on November 30, 2001.

         Each share of the common stock is entitled to one vote on each matter coming before the stockholders. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting constitutes a quorum at that meeting. With the exception of certain matters relating to business combinations described in detail below, or with respect to matters which, under Maine law, require the approval of the holders of a greater number or percentage of outstanding shares, action at any meeting at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock represented. Our directors are elected for staggered terms, whereby one-third, as nearly as may be, of the directors are elected in each year for a three year term. There is no provision for cumulative voting in election of directors or with respect to any other matter.

         We may pay dividends out of funds legally available when and if declared by the Board of Directors. The only material sources of funds available for the payment of dividends are dividends received from Union Trust. The payment of dividends by Union Trust is subject to limitations imposed by state law and regulatory authorities. The holders of the our common stock are entitled to receive and share equally in such dividends as are declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of Union Bankshares, common stockholders would be entitled to receive all of our assets remaining after payment of its debts and liabilities and certain expenses incurred in connection with winding up our affairs. Holders of our common stock have no preemptive rights.

         Our Bylaws include provisions which govern any proposed "Business Combination" between Union Bankshares or Union Trust and a Related Party, as well as additional provisions governing selected Business Combinations with parties who are not related parties. A "Related Party" is defined generally to include any person or entity which is the beneficial owner of ten percent (10%) or more of our outstanding common stock.

         Our Bylaws prohibit Union Bankshares or any of its subsidiaries from becoming a party to a Business Combination until the proposed Business Combination (i) has been approved and recommended to the stockholders by an affirmative vote of not fewer than 90% of the Board of Directors; and (ii) has been approved by the affirmative vote of the holders of not less than 67% of our outstanding common stock.

         In addition to the vote required above, with the respect to the vote of a Business Combination with a Related Party, our Bylaws require that the Related Party shall not be entitled to vote shares of our common stock beneficially owned by it on the question of approval of the Business Combination, and the affirmative vote of the holders of 67% of our outstanding common stock, exclusive of stock beneficially owned by such Related Party, shall be required for such approval. In addition, neither Union Bankshares nor any of its subsidiaries may become a party to a Business Combination with a Related Party unless (i) each stockholder is offered cash or other consideration for each share of our common stock owned by him, the fair market value of which is not less than the highest price per share paid by such Related Party in acquiring any of its holdings of our common stock, and
(ii) no holder of our common stock will receive consideration in any form or proportion different from that received by any other stockholder in connection with such Business Combination.

         The intent of these Bylaw provisions is to provide for special methods of approval by the directors and stockholders of Union Bankshares with respect to proposed Business Combinations to which we are a party. These provisions may make more difficult or discourage a merger or acquisition of control of Union Bankshares, including a transaction offering financial terms deemed attractive by a majority in interest of Union Bankshares stockholders. In addition, to the extent that these provisions discourage or impede takeovers that would result in the change of our management, such changes may be less likely to occur.

         Under our Bylaws, the Business Combination provisions may not be amended or repealed without the affirmative vote of not less than 90% of the Board of Directors and the holders of not less than 67% of our outstanding common stock. The special votes required for amendments to these provisions of our Bylaws are designed to prevent any stockholder from circumventing such provisions by amending the Bylaws.

                                 USE OF PROCEEDS

     We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, or whether or to what extent such shares will be issued by us, and, therefore, result in proceeds to the Company. We intend to add any net proceeds of sales under the Plan of newly issued shares to the general funds of the Company to be available for general purposes.

                                 INDEMNIFICATION

         Directors, officers, employees, and agents of Union Bankshares and its subsidiaries or those serving as its or agents of another corporation or enterprise are entitled to indemnification as expressly permitted by the provisions of the Maine Business Corporation Act, the Company's bylaws, the bylaws of Union Trust, and our liability insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Union Bankshares pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                  LEGAL OPINION

         The validity of the shares of common stock offered will be passed upon for us by Thacher Proffitt & Wood, Washington, DC, our special counsel.

                                     Experts

         The consolidated financial statements of Union Bankshares Company and subsidiary appearing in Union Bankshares Company's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Berry, Dunn, McNeil & Parker, independent auditors, as set forth in their report included in this Registration Statement and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited consolidated interim financial information for the quarterly periods, incorporated by reference in this Prospectus, Berry, Dunn, McNeil & Parker have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Union Bankshares Company's Quarterly Reports on Form 10-Q, and incorporated herein by reference, state that, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

================================================================================


                            UNION BANKSHARES COMPANY



                              DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN

                                  COMMON STOCK
                          (PAR VALUE $12.50 PER SHARE)






                                     ------
                                   PROSPECTUS
                                     -------



















================================================================================


DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
AUTHORIZATION FORM
---------------------------------------------------------------------------
[OBJECT OMITTED]   UNION                                                    PLEASE SIGN THE AUTHORIZATION LOCATED ON THE REVERSE
                   BANKSHARES                                               SIDE OF THIS FORM and complete the information below
                   COMPANY                                                  only if it has changed.
                   66 Main Street
                   Ellsworth, ME 04605                                      Name 1

                                                                            --------------------------------------------------------

                                                                            Name 2

                                                                            --------------------------------------------------------

                                                                            Street Address

                                                                            --------------------------------------------------------

                                                                            City/State/Zip Code

                                                                            --------------------------------------------------------

                                                                            Home Telephone Number

                                                                            (       )
                                                                            --------------------------------------------------------

                                                                            Business Telephone Number

                                                                            (       )
                                                                            --------------------------------------------------------



NOTE: THIS IS NOT A PROXY

Completion and return of this Authorization Form authorizes your enrollment in the Union Bankshares Company Dividend Reinvestment and Stock Purchase Plan.

DO NOT RETURN THIS FORM UNLESS YOU WISH TO PARTICIPATE IN THE PLAN.

|_| FULL COMMON STOCK DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES - If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on all shares of Common Stock currently or subsequently registered in your name, as well as on the shares of Common Stock credited to your Plan Account. In addition, voluntary cash payments of not less than $100 or more than $2,500 may be made per quarter to purchase additional shares of Common Stock.

|_| PARTIAL DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES - If you check this option, you authorize the purchase of additional shares of Common Stock with the cash dividends on ________________% of the shares (25%, 50%, 75%) of Union Bankshares Company Common Stock held by you in certificate form and to apply these dividends, together with any voluntary cash payments of not less than $100 or more than $2,500 per quarter, to purchase additional shares of Common Stock.

NOTE: CHECKS SUBMITTED FOR OPTIONAL CASH PURCHASES OF STOCK MUST BE RECEIVED NOT LESS THAN 5 BUSINESS DAYS NOR MORE THAN 30 DAYS PRIOR TO THE INVESTMENT DATE. (SEE PROSPECTUS FOR DETAILS.)

I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment Plan as described in the Plan Prospectus that accompanied this Authorization Form and that I may revoke this authorization at any time by notifying Registrar and Transfer Company, in writing, of my desire to terminate my participation.

Please return this Authorization Form in the envelope provided to: Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016


Sign here exactly as name(s) appear on stock certificate(s). If shares are held jointly, all holders must sign.

Stockholder X                             Date                Stockholder X                             Date
            ------------------------------    ----------------            ------------------------------    ----------------


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration fee...........................    $       1,125
Blue Sky fees*................................................................            1,000
Legal fees*...................................................................            5,000
Accounting fees*..............................................................              500
Printing expense*.............................................................            3,000
Miscellaneous*................................................................              375
Total.........................................................................    $      11,000
                                                                                         ======

*Estimated. Total expenses exclude an estimated $1,000 of annual recurring costs for the operation of the Plan.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. ss. 101, et seq.) authorizes the indemnification by the corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to request indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has been successful, on the merits or otherwise, in defense of an action of the type described in the first sentence of this paragraph.

         The bylaws of Union Bankshares provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Union Bankshares against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any director or officer who shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Union Bankshares or who had reasonable cause to believe that his or her conduct was unlawful. Any indemnification under this provision of the bylaws, unless required under the bylaws or ordered by a court, can be made only as authorized in each specific case upon determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standards set forth in the preceding sentence. The bylaws further empower Union Bankshares to purchase and maintain insurance on behalf of its directors, officers, employees arid agents with respect to any such claim, action or proceeding.

ITEM 16. EXHIBITS

--------------------------------------------------------------------------------
Exhibit Number                              Description
--------------------------------------------------------------------------------

4.1(1)             Articles of Incorporation of Union Bankshares
                   Company*

4.2(1)             Bylaws of Union Bankshares Company*

5                  Opinion of Thacher Proffitt & Wood

15                 Acknowledgment letter from Berry, Dunn, McNeil & Parker, independent accountants, concerning unaudited interim financial information

23.1               Consent of Thacher Proffitt & Wood (Included in Exhibit 5)

23.2               Consent of Berry, Dunn, McNeil & Parker

24                 Powers of Attorney

*Incorporated by reference from Registration Statement on Form S-1 (No.
 2-90679), filed June 15, 1984, as amended.

ITEM 17. UNDERTAKINGS

          (a)       The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i)       To include any prospectus required by
                                        section 10(a)(3) of the Securities Act
                                        of 1933;

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIRMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF ELLSWORTH, STATE OF MAINE, ON November 14, 2001.

                                           UNION BANKSHARES COMPANY



                                           By: /S/ Peter A. Blyberg
                                              ----------------------------------
                                                PETER A. BLYBERG, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON November 14, 2001.

SIGNATURE                                 TITLE                                             DATE
---------                                 -----                                             ----
/S/ Peter A. Blyberg                      President, Chief Executive Officer and a
------------------------------------      Director (Principal Executive Officer)            November 14, 2001
PETER A. BLYBERG

/S/ Sally J. Hutchins                     Treasurer (Principal Financial and Accounting
------------------------------------      Officer)                                          November 14, 2001
SALLY J. HUTCHINS

/S/  Arthur J. Billings
------------------------------------
ARTHUR J. BILLINGS                        A Director                                        November 14, 2001

/S/ Robert S. Boit
------------------------------------
ROBERT S. BOIT                            A Director                                        November 14, 2001

/S/ Blake B. Brown
------------------------------------
BLAKE B. BROWN                            A Director                                        November 14, 2001

/S/ Richard C. Carver
------------------------------------
RICHARD C. CARVER                         A Director                                        November 14, 2001

/S/ Peter A. Clapp
------------------------------------
PETER A. CLAPP                            A Director                                        November 14, 2001


/S/ Samuel G. Cohen
------------------------------------
SAMUEL G. COHEN                           A Director                     November 14, 2001

/S/ Sandra H. Collier
------------------------------------
SANDRA H. COLLIER                         A Director                     November 14, 2001

/S/ Robert B. Fernald
------------------------------------
ROBERT B. FERNALD                         A Director                     November 14, 2001

/S/ Douglas A. Gott
------------------------------------
DOUGLAS A. GOTT                           A Director                     November 14, 2001


------------------------------------
JAMES J. MARKOS, JR.                      A Director                     ________________, 2001


/S/ John V. Sawyer, II
------------------------------------
JOHN V. SAWYER, II                        A Director                     November 14, 2001

------------------------------------
STEPHEN C. SHEA                           A Director                     ________________, 2001

/S/ Robert W. Spear
------------------------------------
ROBERT W. SPEAR                           A Director                     November 14, 2001

------------------------------------
RICHARD W.TEELE                           A Director                     ________________, 2001

/S/ Paul L. Tracy
------------------------------------
PAUL L. TRACY                             A Director                     November 14, 2001
